EXHIBIT 10.3

AMENDMENT TO INDEPENDENT CONTRACTOR CONSULTANCY AGREEMENT

This Amendment to Independent Contractor Consultancy Agreement (the “Amendment”) is made and entered into as of February 17, 2015 (the “Effective Date”) by and between Ross Stores, Inc. (“Company” or “Ross”) and Norman A. Ferber, an individual (“Contractor” or “Ferber”), and amends the Amended and Restated Independent Contractor Consultancy Agreement entered into by the Company and Contractor effective as of January 6, 2010 and subsequently amended effective January 30, 2012 (collectively, the “Agreement”) as follows:

1.	Section 2.1 of the Agreement is deleted in its entirety and replaced with the following new Section 2.1:

2.1 Fees. Company will pay Contractor an annual fee for services rendered in the amount of $1,523,000, payable in equal monthly installments on or before the tenth day of each month during the Term (as defined herein).

2.	The first two sentences of Section 2.3 of the Agreement are deleted in their entirety and replaced with the following new first sentences of Section 2.3:
2.3 Life Insurance. Company will pay directly to Contractor the amount necessary to cover the aggregate premium payments for the period through May 31, 2018 (the “Remaining Insured Period”) for the existing (or a replacement) life insurance policy on the life of Contractor (the policy issued for the benefit of the Norman A. Ferber and Rosine Ferber 2001 Insurance Trust or as otherwise designated by Contractor), with a death benefit in the amount of $2,000,000 (the “Policy”). Company acknowledges and agrees that it shall pay amounts each year during the Remaining Insured Period equal to that year’s premiums on the Policy through May 31, 2018.

3.	The second sentence of Section 3 of the Agreement is deleted in its entirety and replaced with the following new second sentence of Section 3:

3. Independent Contractor Relationship.… Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by Company’s Executive Chairman or CEO.

4.	The last sentence of Section 3.1 of the Agreement is deleted in its entirety and replaced with the following new last sentence of Section 3.1:

3.1	Method of Performing Services; Results.… Contractor shall perform such consultancy services as shall be reasonably requested by Company’s Executive Chairman or CEO.

5.	The first sentence of Section 8.1 of the Agreement is deleted in its entirety and replaced with the following new first sentence of Section 8.1:

8.1	Term. This Agreement is effective as of the Effective Date and will continue until May 31, 2018 (such date, the “Termination Date” and such period, the “Term”).

EXHIBIT 10.3

6.	The portion of Section 9.6 of the Agreement setting forth the address of Company is deleted in its entirety and replaced with the following new address:

If to Company:    Ross Stores, Inc.
5130 Hacienda Drive
Dublin, CA 94568
Attn: General Counsel

6. Except as so amended, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the first date first above written.

Company:		Contractor:

ROSS STORES, INC.

	/s/ G. Orban	/s/ Norman A. Ferber
By:	George Orban	Norman A. Ferber
Chairman, Compensation Committee